UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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WASTE CONNECTIONS, INC.
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May 4, 2015

Supplemental Information Regarding Proposal 3 –
Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”)

Dear Stockholders:

We are writing to ask for your support by voting in accordance with the recommendations of our Board of Directors on all of the proposals included in our proxy statement. In particular, we are requesting your support on Proposal 3 – the annual advisory vote on the compensation paid to our named executive officers (referred to as the “say-on-pay” proposal).

Glass, Lewis & Co., LLC, a leading proxy advisory firm, has recommended that stockholders vote in favor of each proposal in our proxy statement, including our say-on-pay proposal. In contrast, another leading proxy advisory firm, Institutional Shareholder Services Inc. (“ISS”), for the first time ever has recommended that stockholders vote against our say-on-pay proposal based on its opinion about the compensation paid to our Chief Executive Officer.

We strongly disagree with the ISS recommendation and provide you additional information regarding the named executive officer compensation of Waste Connections, Inc. (the “Company”), specifically as it relates to the compensation of our CEO. This information is summarized here and provided in more detail below.

ISS’s Position	The Company’s Response
CEO salary increased 15% in 2013 and 2014	Increases were part of a 3-year plan disclosed in our proxy statements since 2012 (without any objection from ISS) to adjust base salaries of our NEOs to better align them with market consensus data. With the plan completed, our CEO did not receive a base salary increase in 2015.
CEO total comp increased 59.2% in 2014	Approximately 50% of the increase was related to the increase in cash incentives as the Company achieved strong financial performance in 2014 (despite the precipitous drop in crude oil late in the year, which affected our TSR for the year); 25% of the increase was related to the introductory grant of PSUs, whose value, if any, will not be determined until 2017.
Three-year PSU grants vest based on undisclosed targets	The Compensation Committee does not believe that providing prospective long-term financial targets is appropriate or material to understanding of our prior year compensation that is the subject of proxy disclosures, and such information could be misconstrued as earnings guidance.
Majority of 2014 equity awards were time-based	The Company began granting PSU awards in 2014. The Compensation Committee decided to gradually increase the percentage of PSU awards in relation to RSU awards and plans to consider increasing PSUs to approximately 40% of equity grants by 2016.
Incentive programs use duplicate performance metrics	This position is not correct. The performance metrics underlying the Company’s PSU awards are different than those used in the program pursuant to which the NEOs’ annual cash incentive bonuses are paid.
Total direct comp targeted at 60th percentile of peer group	Under our founder and CEO, the Company’s current management team has generated a TSR exceeding 1,200% since our IPO in May 1998 (as compared to just 90% for the S&P 500), and 2014 was our 11th consecutive year of positive TSR. We suspect few, if any, of ISS’s selected peer companies for us can match our combined track record. Since the end of 2014 our stock price has continued to improve, resulting in a relative TSR exceeding the 60th percentile of ISS’s most recent peer group for the three, five, seven and ten year period ending May 1, 2015.

Our Approach to Executive Compensation

Waste Connections’ executive compensation program is designed to align the interests of senior management with stockholders by tying a significant portion of the compensation of senior management to the Company’s annual operating and financial performance as well as longer-term stockholder returns. We believe that our pay-for-performance philosophy and the design of our executive compensation program strongly support an environment of continuous improvement and stockholder value creation.

As illustrated below and detailed in our most recent Annual Report on Form 10-K, our total stockholder return, or TSR, over the five-year period ending December 31, 2014, was 106.8% and has outperformed the S&P 500 Index, the Dow Jones U.S. Waste & Disposal Services Index and our Peer Group Companies, as described in the 2015 proxy statement.

Three of our named executive officers (“NEOs”), including the Company’s founder, CEO and Chairman, Ronald J. Mittelstaedt, have been employed by the Company since before our IPO in May 1998. Under this management team, from our IPO through May 1, 2015, our TSR exceeds 1,200% (as compared to just 90% for the S&P 500), and 2014 was our 11th consecutive year of positive TSR. Year-to-date through May 1, 2015, our 8.4% TSR exceeds the S&P 500, DJ Waste Index and Peer Group.

In 1998, the first full year after the Company’s founding, the Company’s revenues were $54 million, as compared to $2.1 billion in 2014 (a 25% compound annualized growth rate). The Company’s 1998 net cash provided by operating activities was $6 million, as compared to $545 million in 2014 (a 32.5% compound annualized growth rate).

Changes Over Time to Align Pay and Performance and Improve Corporate Goverance

Our Board and Compensation Committee are committed to sound governance practices and understand the potential influence that proxy advisory firms might have on our stockholders. As such, our Board and Compensation Committee have listened to prior stockholder concerns and have made changes to our compensation program to enhance the programs, including the introduction of stock ownership guidelines and an anti-hedging/pledging policy, revisions to our comparator companies, elimination of excise tax gross-ups, and elimination of single trigger cash severance awards in certain of our executive officer employment agreements.

Additional Changes Implemented and Planned to Further Align Pay with Performance

The Company’s Compensation Committee has made recent changes to the compensation structure of our NEOs that won praise in 2014 from ISS, as well as our stockholders.

In 2014 the Compensation Committee introduced performance-based stock units (“PSUs”) with two new and distinct performance metrics measured over a three-year period as a new component of the compensation for the Company’s executive officers, including its NEOs.

In 2015, the Compensation Committee also introduced a one-year performance-based condition to the Company’s annual RSU grants to its executive officers based on free cash flow generation—a different metric from those used in the performance bonuses and PSU grants. Only if the Company satisfies the performance targets during the year of the grant will the grants then continue to time-vest over the four-year schedule. We believe that combining performance and time based vesting serves both retention and stockholder alignment objectives. Accordingly, all future equity grants awarded to the Company’s NEOs will contain a performance-based metric that must be met before grants may vest.

In light of the new comments from ISS, our Board and Compensation Committee intend to review additional changes to the Company’s compensation program during 2015, including: (1) increasing the percentage of each executive and non-executive officer’s long-term performance based equity compensation (relative to annual performance-based RSU awards) so that PSUs constitute approximately 40% of total equity compensation, as part of a multi-year plan to increase the prevalence of PSUs; (2) implementing a clawback policy; (3) negotiating an amendment to our CEO’s employment agreement to override the single trigger provision in the Company’s equity incentive agreements, so unvested equity held by him is treated with the same double-trigger change in control provisions as the rest of his compensation; and (4) introduce a relative TSR or TSR modifier component to the Company’s incentive compensation program.

ISS Concerns

ISS cites three principal areas of concern supporting its negative recommendation on our say-on-pay proposal: Annual Compensation, Long-Term Compensation and Other Factors related to our CEO’s pay. With regard to each area, we believe the ISS analysis is flawed.

Annual Compensation

ISS’s Position. ISS notes that our CEO’s base salary has increased approximately 15% in each of fiscal year 2013 and fiscal year 2014.

The Company’s Response. The ISS Report fails to provide critical background information which we have previously disclosed to stockholders. Specifically, in 2011, after consulting with its independent compensation consulting firm, Pearl Meyer & Partners (“PM&P”), our Compensation Committee announced a plan to adjust the base salaries of our NEOs after finding that the salaries fell below the 25th percentile of base salaries of similarly situated executives based on PM&P’s market consensus data while the Company’s financial performance over the previous five years had exceeded the 50th percentile of the comparator group.

Based on the results of this study, management’s track record of exceptional stockholder value creation and other factors, the Compensation Committee adjusted our NEOs’ salaries to align Total Direct Compensation with the 60th percentile of PM&P’s market consensus data, while continuing to provide the majority of compensation contingent on performance. However, to avoid a significant year-over-year increase in compensation and to provide continued Compensation Committee flexibility, the Compensation Committee made such adjustments over a period of three years. This approach has been disclosed in our proxy statements since 2012 (without any objection from ISS) and provides the critical backdrop for understanding the increases in our CEO’s base salary in 2013 and 2014. With the three-year plan for base salary adjustments completed, our CEO did not receive a base salary increase in 2015.

ISS’s Position. ISS notes that our CEO’s total compensation increased 59.2% in fiscal year 2014.

The Company’s Response. Approximately 50% of the year-over-year increase in our CEO’s potential compensation was related to the increase in cash incentives as the Company achieved strong financial performance in 2014; another 25% of the increase was related to the introductory grant of PSUs, whose ultimate value, if any, will not be determined until 2017.

We exceeded all of our financial performance targets of EBITDA, operating income, operating income as a percentage of revenue and net cash provided by operating activities as a percentage of revenue, for 2014. Our TSR for the year through mid-November reflected this strong performance, up almost 17% at that point. However the precipitous drop in crude oil late in the year erased most of this positive stock performance due to investor concerns regarding anticipated declines in oilfield-related waste disposal activity in the upcoming year. As a result, our full year TSR did not reflect our strong financial performance in 2014, impacting ISS’s relative degree of alignment analysis. Since the end of 2014 our stock price has continued to improve, resulting in a relative TSR at the 61st, 67th, 61st and 61st percentile of ISS’s own peer group for the three, five, seven and ten year period ending May 1, 2015.

Significantly, even with the 59.2% increase in the CEO’s potential total compensation in fiscal year 2014, ISS’s Multiple of Median analysis, which measures the fiscal year 2014 CEO pay against the ISS-selected Company peer group chief executive officer pay, resulted in a low level of concern. Further, ISS’s Pay-TSR Alignment analysis, which measures absolute alignment of CEO pay and the Company’s TSR over a five-year period, also resulted in a low level of concern.

Under our Management Incentive Compensation Program, our performance in 2014 resulted in an overall payment of 170% of target opportunity. In this regard, the performance-based compensation worked as designed—it rewarded financial performance. In years like 2013, when performance did not meet the performance criteria set by the Compensation Committee, cash incentive compensation paid to our NEOs declined.

As such, ISS’s year-over-year comparisons of payouts under the Company’s short-term incentive program are exaggerated, without any explanation of why the prior-year comparable compensation was so much lower than the bonus our CEO received for 2014. For 2015, we believe our financial performance will fall below target due to the more precipitous decline in oilfield-related waste disposal activity than expected when such targets were established earlier in the year, and our CEO’s cash incentive will likely decline more than 50% compared to 2014. The plan is working as designed.

Long-Term Compensation

ISS’s Position. While ISS notes as “generally positive” the Compensation Committee’s decision to implement performance-based equity awards, ISS observes that the grants vest based on undisclosed targets tied to ROIC and EBITDA to be measured in 2017 (following a three-year performance period).

The Company’s Response. The ISS Report incorrectly stated the performance metric for the PSUs as ROIC and EBITDA. The performance metrics for the PSUs are ROIC improvement and an EBITA growth goal. The Compensation Committee does not believe that providing prospective long-term financial targets is appropriate or material to understanding of our prior year compensation that is the subject of proxy disclosures, and such information could be misconstrued as earnings guidance, the provision of which would not in our view promote the long-term orientation that is necessary to driving sustainable stockholder value creation. Performance targets for the three-year performance of ROIC improvement and compounded growth in EBITA were established during the first quarter of the performance period and were based on the Company’s historical performance, projections and trends. The Compensation Committee believes that missing the target goals is at least as high as the likelihood of achieving the target goals based on reasonable assumptions and projections at the time of grant. Like the vast majority of companies we have observed, the Company will disclose the performance targets and the Company’s relative performance to those performance targets following the three-year performance period.

ISS’s Position. ISS also notes that the majority of fiscal year 2014 equity awards were time-based.

The Company’s Response. Our Company’s management team, led by our founder and CEO, has a demonstrated track record of focusing on and creating stockholder value, which began long before PSUs were introduced. The Company only began granting PSU awards in 2014. Making the adjustment too quickly, however, could have resulted in unintended retention issues among the Company’s management-level employees. As such, the Compensation Committee has decided to gradually increase the percentage of PSU awards in relation to RSU awards and believes that the total amount of equity opportunity awarded was reasonable based on the assessment of market levels of compensation reviewed and the management team’s long-term successful management of the Company’s performance.

Over time, the Compensation Committee intends to increase the percentage of each executive and non-executive officer’s long-term performance-based equity compensation (relative to annual performance-based RSU awards) so that PSUs constitute a larger proportion of total equity compensation.

ISS’s Position. ISS believes that the Company’s incentive programs use duplicate performance metrics.

The Company’s Response. This position is not correct. The performance metrics underlying the Company’s PSU awards are the compounded growth rate in EBITA (a measurement of operating income excluding the impact of acquisition-related amortization of intangibles expense) and improvement in ROIC over a multi-year period. The Compensation Committee believes these two metrics will continue to reward long-term profitable growth and disciplined capital deployment. On the other hand, the metrics underlying the Company’s Management Incentive Compensation Program, pursuant to which the NEO’s annual cash incentive bonuses are paid, are EBITDA, EBIT, EBIT Margin and CFFO Margin. The multi-year EBITA compounded growth metric under the PSUs is not the same metric as the EBITDA, EBIT or EBIT Margin annual metrics used in the Management Incentive Compensation Program.

The fact that the Company uses different performance metrics negates ISS’s concern that the use of duplicate performance measures may incentivize management to focus on narrow aspects of performance, and may result in multiple payouts for a single accomplishment. And as noted earlier, in 2015, the Compensation Committee introduced an additional performance-based equity grant when it added to the Company’s annual RSU grants to its executive officers a one-year performance metric based on free cash flow generation—a different metric from those used in the cash and long-term incentive programs. The Compensation Committee believes the use of multiple performance metrics (currently seven) mitigates the incentive to over perform with respect to any particular financial metric at the expense of other financial metrics.

Other Factors

ISS’s Position. ISS notes that our CEO’s total direct compensation is targeted at the 60th percentile of the Company’s peer group.

The Company’s Response. In addition to advice our Compensation Committee received from PM&P, there are many factors that support our Compensation Committee’s decision to align Total Direct Compensation with the 60th percentile of PM&P’s market consensus data for this proven management team, while continuing to provide the majority of compensation contingent on performance. As previously noted, under our founder and CEO, the Company’s current management team has generated a TSR exceeding 1,200% since our IPO in May 1998, and 2014 was our 11th consecutive year of positive TSR. We suspect few, if any, of ISS’s selected peer companies for us can match our combined track record. As also noted, our relative TSR exceeded the 60th percentile of ISS’s most recent peer group for the three, five, seven and ten year period ending May 1, 2015.

ISS’s Position. ISS cites as further support for its recommendation: (1) legacy severance arrangements with the Company’s CEO and (2) change-in-control provisions related to the Company’s equity incentive awards.

The Company’s Response. None of these factors have changed over the past three years and the severance arrangements were negotiated as part of our responsiveness to previous stockholder concerns regarding the Company’s long-standing employment agreements at that time. As ISS noted at the time (and found no significant issues of concern), the revised severance amounts “establish a set severance amount … which is approximately equal to the severance amount that each NEO would have received under his legacy employment agreement”.

Additional Measures under Consideration by our Compensation Committee

As a result of ISS’s 2015 recommendation against a vote to ratify the Company’s NEO compensation, Mr. Mittelstaedt, the Company’s founder, CEO and Chairman of the Board, has asked the Company’s Compensation Committee to consider one or more of the following:

•	Negotiate an amendment to his employment agreement to override the single trigger provision in the Company’s equity incentive agreements, so that the unvested equity held by him is treated with the same double-trigger change in control provisions as the rest of his compensation.

•	Convert 100% of either his entire compensation package or the equity component to performance-based.

The Compensation Committee received this proposal from Mr. Mittelstaedt at its Special Meeting held on Monday, May 4, 2015, and has taken the suggestions under advisement.

Conclusion

The Company’s overall pay and governance practices reflect many best practices that are supported by the major proxy advisory firms, including ISS, such as those listed on pages 20 and 34 of our 2015 proxy statement. Our executive compensation program has been overwhelmingly approved by our stockholders, with an average “FOR” vote of more than 93% in each of the past four years since 2011.

The Company’s executive compensation program reflects our commitment to pay for performance. We remain focused on continuing our demonstrated track record for focusing on and creating stockholder value and aligning our executive compensation program with those same long-term interests of our stockholders.

Thank you for your consideration. If you have any questions, please feel free to contact Worthing Jackman, Executive Vice President and Chief Financial Officer, at (832) 442-2266 or at worthingj@wasteconnections.com.

We recommend that you vote FOR our “say-on-pay” proposal
(Proposal 3) in our 2015 proxy statement.